UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 15, 2021

QSAM BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55148	20-1602779
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification Number)

9442 Capital of Texas Hwy N, Plaza 1, Suite 500, Austin, TX	78759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(512) 343-4558

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities

In January 2021, QSAM Biosciences, Inc. (the “Company”) closed a Series B Convertible Preferred Stock (the “Series B Shares”) private placement and issued a total of 2,500 Series B Shares at a price of $1,000 per share, raising an aggregate of $2.5 million inclusive of debt conversion, as previously reported in the Company’s Form 10-Q for the period ended March 31, 2021. At such closing, the Company also issued to investors of the Series B Shares non-registered warrants, with an original expiration date of July 8, 2021, to purchase an aggregate of up to 6.27 million shares of common stock at $0.35 per share (the “Warrants”).

On June 17, 2021, as previously reported in the Company’s Form 10-Q for the period ended June 30, 2021, the expiration date was extended by Board resolution to September 30, 2021. The expiration date was subsequently extended in September 2021 by Board resolution to October 15, 2021, and the exercise price was reduced from $0.35 to $0.25 due to market conditions.

On October 15, 2021, eight holders of the Warrants elected to exercise their Warrants to purchase an aggregate of 2,014,289 shares of common stock at an exercise price of $0.25 each. The Company earned $467,858 plus a $35,714 subscription receivable upon exercise of the aforementioned Warrants, and issued 2,014,289 shares of common stock to the investors.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QSAM Biosciences, Inc.

By:	/s/ Christopher Nelson
Christopher Nelson
General Counsel

Date: October 21, 2021